Exhibit 5.1

Letterhead of Lowenstein Sandler LLP

February 7, 2018

Matinas BioPharma Holdings, Inc.

1545 Route 206 South, Suite 302

Bedminster, New Jersey 07921

Re: Registration Statement on Form S-8

Matinas BioPharma Holdings, Inc. 2013 Equity Compensation Plan, as amended and restated effective as of May 8, 2014

Ladies and Gentlemen;

We have acted as special counsel to Matinas BioPharma Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing on the date hereof with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of 3,734,846 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Company’s 2013 Equity Compensation Plan, as amended and restated effective as of May 8, 2014 (the “Plan”).

In connection with rendering this opinion, we have examined or are familiar with the Certificate of Incorporation, as amended as of the date hereof, the Bylaws of the Company, as amended as of the date hereof, the corporate proceedings with respect to the authorization of the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement and the aforesaid records, certificates and documents.

We assume that the Company has sufficient unissued and unreserved shares of Common Stock and (or will validly amend the Company’s Certificate of Incorporation, as amended, to authorize a sufficient number of shares of Common Stock prior to the issuance thereof) available for issuance as provided in the Registration Statement and any related amendment thereto or prospectus supplement.

Based upon such examination and review, we are of the opinion that the Shares will, upon issuance and delivery as contemplated by the Plan, be validly issued, fully paid and nonassessable outstanding shares of Common Stock.

The opinion expressed herein is limited to the corporate laws of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We assume no obligation to advise you of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

This Firm consents to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that this Firm is in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

By:	/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP